 Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	JOHN P. NELSON
PRESIDENT
(515) 232-6251

October 28, 2019

AMES NATIONAL CORPORATION ANNOUNCES THE ACQUISIITON IOWA STATE SAVINGS BANK

AMES, IOWA –Ames National Corporation (the “Company”) today announced the completion of its previously announced acquisition of Iowa State Savings Bank (“ISSB”) by the Company. ISSB is headquartered in Creston, Iowa with offices in Creston, Lenox, Corning and Diagonal, Iowa. The acquisition was structured as a purchase of all the outstanding stock of ISSB from its parent holding company for a cash payment of approximately $22.3 million.

ISSB has approximately $210 million in assets, $138 million in loans and $187 million in deposits as of October 25, 2019.  The addition of ISSB, as a separately chartered wholly owned bank subsidiary of the Company brings a stable loan and deposit customer base, a knowledgeable group of bankers and an improved geographic footprint for the Company. The synergies between ISSB and the Company’s approach to customer service and community involvement are also key components in this strategic acquisition.

John P. Nelson, President & CEO of the Company, commented, “We are pleased to welcome the Iowa State Savings Bank organization to Ames National Corporation. Iowa State Savings Bank will remain a separately chartered bank with local decisions, no name change, no account changes and the current management team continuing to lead the bank. As the Company continues to actively seek growth opportunities to enhance shareholder value, we believe this acquisition will be an excellent fit for our community banking model.”

Ames National Corporation is listed on the NASDAQ Capital Market under the ticker symbol, ATLO. The Company’s affiliate banks include: First National Bank, Ames, Iowa; Boone Bank & Trust Co., Boone, Iowa; State Bank & Trust Co., Nevada, Iowa; Reliance State Bank, Story City, Iowa; United Bank & Trust NA, Marshalltown, Iowa; and Iowa State Savings Bank, Creston, Iowa. Additional information about the Company can be found at www.amesnational.com.